CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by references in this Registration Statement on Form N-14 of our report dated November 25, 2025, relating to the financial statements and financial highlights of Sterling Capital Ultra Short Bond Fund and Sterling Capital Short Duration Bond Fund, each a series of Sterling Capital Funds Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Other Service Providers” and “Exhibit C - Financial Highlights” in the Prospectus/Information Statement.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 16, 2026